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                                                                      EXHIBIT 99

                          FORM OF INDEMNITY AGREEMENT


     This Indemnity Agreement is made this     day of        by and between
Atlantic Richfield Company, a Delaware corporation ("ARCO"), and ("Indemnitee").


                                    RECITALS

     Section 25 of ARCO's By-Laws provides that ARCO shall indemnify the Indemnitee to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended. The By-Laws (Section 25(e)) also provide that ARCO may from time to time enter into indemnity agreements with the persons who are members of its Board of Directors and with such officers and other persons as the Board may designate, such indemnity agreements to provide in substance that ARCO will indemnify such person to the fullest extent of the provisions of the By-Laws. The General Corporation Law of Delaware (Section 145(f)) also provides that the indemnification authorized by that Law shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled by law, agreement or otherwise and ARCO's By-Laws (Section 25(c)) likewise provide that the right to indemnification and the payment of expenses confirmed by the By-Law shall not be exclusive of any other right which any person may have or hereafter acquire under any agreement or otherwise.

     In exercising its discretion to authorize this Agreement, the Board of Directors has considered the following, among other factors:

          (a) It is essential to ARCO to attract and retain as directors and officers the most capable persons available.

          (b) The substantial increase in corporate litigation that may subject directors and officers to litigation costs and risks and the recent limitations on the availability of directors' and officers' liability insurance have made and will make it increasingly difficult for ARCO to attract and retain such persons.

          (c) When obtainable, insurance policies relating to indemnification are often subject to retentions by the insured, co-insurance requirements, exclusions and other limitations on coverage.

     In view of the foregoing and in recognition of the Indemnitee's need for substantial protection against personal liability in order to assure the Indemnitee's continued service to ARCO in an effective manner and the Indemnitee's reliance on the provisions of ARCO's By-Laws, and in part to provide the Indemnitee with specific contractual assurance that the protection promised by the By-Laws will be available to the Indemnitee (regardless of, among other things, any amendment to or revocation of such By-Laws or any change in the composition of ARCO's Board of Directors or any acquisition transaction relating to ARCO). ARCO wishes to provide in this Agreement for the indemnification of and the advancing of expenses to the Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of the Indemnitee under ARCO's directors' and officers' liability insurance policies.


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                               A G R E E M E N T



       In consideration of Indemnitee's continued service to ARCO, ARCO hereby agrees with the Indemnitee as follows:

       Section 1. DEFINITIONS.

       a. Change in Control: shall be deemed to have occurred if (i) any "person" (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of ARCO representing 25% or more of the total voting power represented by ARCO's then outstanding Voting Securities, or (ii) there shall occur a change in the composition of a majority of the Board of Directors of ARCO within a three-year period which change shall not have been approved by a majority of the persons then surviving as Directors who also comprised the Board of Directors of ARCO immediately prior to the commencement of such period, or (iii) the stockholders of ARCO approve a merger or consolidation of ARCO with any other corporation, other than a merger or consolidation which would result in the Voting Securities of ARCO outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of ARCO or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of ARCO approve a plan of complete liquidation of ARCO or an agreement for the sale or disposition by ARCO (in one transaction or a series of transactions) of all or substantially all of ARCO's assets.

       b. Claim: any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

       c. Potential Change in Control: shall be deemed to have occurred if (i) ARCO enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including
ARCO) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (iii) any person, other than a trustee or other fiduciary, holding securities under an employee benefit plan of ARCO acting in such capacity, or a corporation owned, directly or indirectly, by the stockholders of ARCO in substantially the same proportions as their ownership of stock of ARCO, who is or becomes the beneficial owner, directly or indirectly, of securities of ARCO representing 10% or more of the combined voting power of ARCO's then outstanding Voting Securities, increases such person's beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or
(iv) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

       d. Reviewing Party: the Senior Vice President and General Counsel or any appropriate person or body selected by ARCO's Board of Directors who is not a party to the particular Claim for which the Indemnitee is seeking indemnification, and, if there has been a Change in Control (other than a Change in Control which has been approved by a majority of persons then surviving as Directors who comprised ARCO's Board of Directors immediately prior to such Change in Control), the Reviewing Party shall be the special independent counsel referred to in Section 5 of this Agreement.

       e. Voting Securities: any securities of ARCO having the right under ordinary circumstances to vote at an election of the Board of Directors.



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    Section 2. GENERAL RIGHT TO INDEMNIFICATION. Subject to Sections 3 and 4d,
ARCO shall indemnify the Indemnitee in the event that Indemnitee was or is a party or is threatened to be made a party to or is involved or is threatened to be involved (as a witness or otherwise) in or otherwise required representation by counsel in connection with any Claim, by reason of the fact that Indemnitee is or was a director or officer of ARCO or is or was serving at the request of ARCO as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, and the basis of such Claim is alleged action or inaction in an official capacity or in any other capacity while serving as such a director, officer, employee or agent, and Indemnitee shall be indemnified and held harmless by ARCO to the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment with reference to events occurring prior to the effective date thereof, only to the extent that such amendment permits ARCO to provide broader indemnification rights than such law permitted ARCO to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to the Indemnitee when the Indemnitee has ceased to be a director or officer (or to serve another entity at the request of ARCO) and shall inure to the benefit of the Indemnitee's heirs, personal representative and estate.

    Section 3. REVIEWING PARTY. Notwithstanding the foregoing, the obligation of ARCO under Section 2 of this Agreement shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the special, independent counsel referred to in Section 5 of this Agreement is involved) that the Indemnitee would not be permitted to be indemnified under applicable law.

    Section 4. RIGHT OF INDEMNITEE TO BRING SUIT. The rights of the Indemnitee to bring suit against ARCO under this Agreement include the following:

        a. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that the Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, the Indemnitee shall have the right to bring suit seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, and ARCO hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on ARCO and the Indemnitee.

        b. If a claim for advances under Section 7 is not paid in full by ARCO within sixty days after a written claim has been received by ARCO, the Indemnitee may at any time thereafter bring suit against ARCO to recover the unpaid amount. If successful in whole or in part, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim.

        c. In any action brought by the Indemnitee to enforce a right to indemnification hereunder, or by ARCO to recover payments by ARCO of expenses incurred by the Indemnitee in connection with a Claim in advance of its final disposition, the burden of proving that the Indemnitee is not entitled to be indemnified under this Section or otherwise shall be on ARCO. Neither the failure of ARCO (including its Board of Directors, independent legal counsel, other Reviewing Party or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, other Reviewing Party or its stockholders) that the Indemnitee has not met



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such applicable standard of conduct, shall create a presumption that the
Indemnitee has not met the applicable standard of conduct or, in the case of such an action brought by the Indemnitee, be a defense to the action.

     d. Notwithstanding any provisions to the contrary and except as provided in this Section, ARCO shall indemnify the Indemnitee in connection with a proceeding (or part thereof) initiated by the Indemnitee against ARCO only if such proceeding (or part thereof) was authorized prior to its initiation by a majority of the disinterested members of the Board of Directors of ARCO. The rights to indemnification confirmed by this paragraph shall include the right to be paid by ARCO any expenses incurred in defending such proceeding in advance of its final disposition.

     Section 5. CHANGE IN CONTROL. ARCO agrees that if there is a Change in Control of ARCO (other than a Change in Control which has been approved by a majority of the persons surviving as Directors who comprised ARCO's Board of Directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and advances under this Agreement, ARCO shall seek legal advice only from special, independent counsel selected by the Indemnitee and approved by ARCO (which approval shall not be unreasonably withheld), and who has not otherwise performed services within the last 5 years for ARCO or any "person" referred to in clause (i) of Section 1a hereof or "other corporation" referred to in clause (iii) of that Section (other than in connection with such matters) or for the Indemnitee. Such counsel, among other things, shall render its written opinion to ARCO and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. ARCO agrees to provide full cooperation to and to pay the reasonable fees of the special, independent counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys' fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

     Section 6. INDEMNIFICATION FOR COSTS, CHARGES AND EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim covered by this Agreement, or in defense of any claim, issue or matter therein, the Indemnitee shall be indemnified against all costs, charges and expenses, including attorneys' fees, actually and reasonably incurred by the Indemnitee or on Indemnitee's behalf in connection therewith.

     Section 7. ADVANCES. Expenses incurred by the Indemnitee in defending any Claim, including attorneys' fees, judgments, fines and amounts paid in settlements shall be paid by ARCO in advance of the final disposition of the Claim, provided, however, that if the General Corporation Law of Delaware requires, payment shall be made to or on behalf of the Indemnitee only upon delivery to ARCO of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by ARCO under Delaware law.

     Section 8. PROCEDURE FOR INDEMNIFICATION. After the final disposition of any Claim covered by this Agreement, the Indemnitee shall send to ARCO a written request for any indemnification sought under this Agreement. No later than 30 days following receipt by ARCO of such request, ARCO shall deliver such request to an appropriate Reviewing Party for its review pursuant to this Agreement and shall cause the indemnification provided hereunder to be authorized and paid, so long as during such 30-day period, the Reviewing Party has not determined that indemnification would not be permitted under applicable law. The Indemnitee and Indemnitee's counsel shall be given an opportunity to be heard and to present evidence on the Indemnitee's behalf in connection with consideration by the Reviewing Party.






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     Section 9. ESTABLISHMENT OF TRUST. In the event of a Potential Change in
Control, ARCO shall, upon written request by the indemnitee, create a trust for the benefit of the Indemnitee and from time to time upon written request of the Indemnitee shall fund such trust in an amount sufficient to satisfy any and all expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any Claim, and any and all judgments, fines, penalties and settlement amounts of any and all Claims covered by this Agreement, from time to time actually paid or claimed, reasonably anticipated or proposed to be paid. The terms of the trust shall provide that upon a Change in Control (A) the trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee, (B) the trustee shall advance within two business days of a request by the Indemnitee any and all expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the trust under the circumstances under which the Indemnitee would be required to reimburse ARCO under Section 2 of this Agreement), (C) the trust shall continue to be funded by ARCO in accordance with the funding obligation set forth above, (D) the trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (E) all unexpended funds in such trust shall revert to ARCO upon a final determination, by a court of competent jurisdiction, that the Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be chosen by the Indemnitee. Nothing in this Section 9 shall relieve ARCO of any of its obligations under this Agreement.

     Section 10. INSURANCE. To the extent ARCO maintains an insurance policy or policies providing directors' and officers' liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for ARCO's directors or officers.

     Section 11. NOTICE TO COMPANY. The Indemnitee must provide prompt written notice to ARCO of any Claim in connection with which the Indemnitee may assert a right to be indemnified hereunder; however, failure to provide such notice shall not be construed as a waiver of any right of the Indemnitee to an advance or indemnification hereunder.

     Section 12. OTHER RIGHTS; CONTINUATION OF RIGHT TO INDEMNIFICATION. The indemnification and advances provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee seeking indemnification may be entitled under any law (common or statutory), provision of ARCO's Certificate of Incorporation or By-Laws, vote of stockholders or disinterested directors, or otherwise, both as to action in the Indemnitee's official capacity and as to action in another capacity while holding office or while employed by or acting as agent for ARCO, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee.

     Section 13. SUBROGATION. In the event of payment under this Agreement, ARCO shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable ARCO effectively to bring suit to enforce such rights.

     Section 14. NO DUPLICATION OF PAYMENTS. ARCO shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder.

     Section 15. AMENDMENTS. This Agreement may not be amended without the agreement in writing of ARCO and the Indemnitee.

     Section 16. SAVINGS CLAUSE. If this Agreement or any portion hereof shall be deemed invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby,



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and ARCO  shall nevertheless indemnify the Indemnitee as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any Claim to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law.

     Section 17. SURVIVAL CLAUSE. ARCO acknowledges that in continuing to provide services to ARCO, the Indemnitee is relying on this Agreement. Accordingly, ARCO agrees that its obligations hereunder will survive (A) any actual or purported termination of this Agreement by ARCO or its successors or assigns whether by operation of law or otherwise, and (B) termination of the Indemnitee's services to ARCO, whether such services were terminated by ARCO or the Indemnitee, with respect to any Claim, whether or not such Claim is made, threatened or commenced before or after the actual purported termination of this Agreement or the termination of the Indemnitee's services to ARCO.

     Section 18. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of ARCO, spouses, heirs, and personal and legal representatives. ARCO shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all of the business and/or assets of ARCO, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that ARCO would be required to perform if no such succession had taken place.

     Section 19. GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

     IN WITNESS WHEREOF, this Agreement has been executed by the parties thereto, and in the case of ARCO, by a duly authorized officer thereof on its behalf.

                                             ATLANTIC RICHFIELD COMPANY



                                             By:
                                                ----------------------------

Attest:



--------------------------------
Corporate Secretary


                                             --------------------------------
                                             Indemnitee



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